EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT to Acquire Institutional-Quality Office Building in Midtown Manhattan from SL Green

New York, New York, July 1, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today that it has entered into a purchase and sale agreement to acquire from SL Green Realty Corp. (“SL Green”) the fee simple interest in an institutional-quality office building located at 333 West 34th Street in Midtown Manhattan. The purchase price for the building is $220.3 million, exclusive of closing costs. The 10-story property is 100% occupied, contains approximately 347,000 rentable square feet, and is leased to four tenants: The Segal Company (Eastern States) Inc.; The Metropolitan Transportation Authority; Godiva Chocolatier Inc.; and Sam Ash New York Megastores, LLC.

Michael A. Happel, Chief Investment Officer of NYRR noted, “We are pleased to be acquiring an attractive property for our New York property portfolio, located in the prime 34th Street Corridor of Midtown Manhattan. This high-quality asset is in excellent physical condition and is fully occupied by four major tenants. This purchase was made below replacement cost, will increase our portfolio asset value to almost $700 million and reflects our continuing efforts to construct a portfolio of premium New York City real estate. We reasonably expect to take advantage of the favorable market opportunities that our dedicated team continues to find and buy strong assets at good prices with favorable financing to grow our portfolio aggressively.”

The Jones Lang LaSalle New York Capital Markets team represented SL Green in this transaction.

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
Diccicco Battista Communications	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500